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                                                                    Exhibit 14.0

                           LOWRANCE ELECTRONICS, INC.
                                 CODE OF ETHICS

                                     PURPOSE

         The Board of Directors (the "Board") of Lowrance Electronics, Inc., together with its subsidiaries (the "Company") has adopted this Code of Ethics (the "Code"). The Code is to apply to the Company's President and Chief Executive Officer (Principal Executive Officer), Vice President of Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and all other corporate officers designated by the President and Chief Executive Officer (collectively, the "Officers"). The Code is intended to deter wrongdoing and to promote (i) honest and ethical conduct, (ii) avoidance of conflicts of interests, (iii) full, fair, accurate, timely and understandable disclosure in SEC filings, (iv) compliance with applicable governmental laws, rules and regulations, (v) prompt internal reporting of violations of the Code to the Audit Committee of the Board, and (vi) accountability for adherence to the Code.

         Any modifications to or waiver of the Code may be made only by the Board. The Board will promptly disclose changes to and waivers of this Code as required by applicable law, including the rules and regulations promulgated by the SEC.

         Violations or potential violations of this Code must be reported immediately to the Audit Committee of the Board. Those who violate the standards in the Code will be subject to appropriate disciplinary action, which shall be reasonably designed to deter wrongdoing and to promote accountability and may include written notice of a violation, censure by the Board, demotion, suspension, loss of pay, termination, referral for criminal prosecution, and reimbursement to the Company or others for any losses or damages resulting from the violation.

1.       ETHICAL BEHAVIOR

         An Officer shall act with honesty and integrity. An Officer shall also act in good faith, responsibly, with due care, competence and diligence, without misrepresentation or omission of material facts, and without compromising his or her independent judgment. An Officer is required to adhere to the highest ethical standards in fulfilling his or her responsibilities on behalf of the Company. An Officer of the Company is expected to deal fairly with the Company's employees, clients, vendors and third parties. Moreover, an Officer shall actively encourage ethical conduct among his or her fellow officers and the Company's employees.

2.       CONFLICTS OF INTEREST

         An Officer shall avoid actual or apparent conflicts of interest between his or her personal interests and the best interests of the Company and its stockholders. A conflict of interest may arise when a person's activities or interests make it difficult to perform his or her Company duties objectively or independently or when a person uses his or her Company position for

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improper personal gain. Actual and potential conflicts of interest must be promptly disclosed to the Audit Committee of the Board.

3.       CORPORATE OPPORTUNITIES

         An Officer owes a duty to the Company to promote its legitimate interests when the opportunity arises. An Officer is prohibited from exploiting corporate opportunities and competing directly or indirectly with the Company.

4.       CONFIDENTIALITY OF COMPANY INFORMATION

         An Officer shall safeguard the confidentiality of information acquired in performing his or her responsibilities, except when authorized or otherwise legally obligated to disclose such information. An officer shall not use confidential information of the Company for improper personal benefit.

5.       FULL, FAIR, ACCURATE AND TIMELY DISCLOSURE FOR SEC FILINGS

         An Officer shall carry out his or her responsibilities and duties necessary to ensure that each SEC report and public communication (including press releases) contain information that is full, fair, accurate, timely, and understandable.

6.       PROTECTION AND PROPER USE OF COMPANY ASSETS

         An Officer shall protect the Company's assets and ensure their efficient and responsible use. Furthermore, Company assets should be used for legitimate business purposes and should not be used for improper personal advantage.

7.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         An Officer shall comply with the applicable laws of federal, state, and local governments. An Officer shall also comply with the rules and regulations of agencies that have jurisdiction over the Company.

8.       WAIVERS OF THE CODE OF ETHICS

         A waiver of the Code may be made only by the Board and will be promptly disclosed as required by law, including the rules and regulations promulgated by the SEC.

9.       REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR OR ACCOUNTING OR AUDITING
         CONCERNS

         An Officer shall promptly bring to the attention of the Audit Committee of the Board any information he or she may have concerning illegal or unethical behavior, violations of the Code, or accounting or auditing concerns. The Company's policy is not to allow retaliation for reports of misconduct or potential misconduct by others or of accounting or auditing concerns, made in good faith by employees. An Officer shall cooperate in internal investigations of misconduct. If

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the matter has been reported and remains unresolved, the matter should be reported to the Company's General Counsel.

                                  CERTIFICATION

         I certify that I adhere to and advocate the foregoing principals and responsibilities governing my professional and ethical conduct.

                                         _________________________________
                                         (Signature)

                                         _________________________________
                                         (Printed name)

                                         _________________________________
                                         (Title)

                                         _________________________________
                                         (Date)

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